UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2012

GERON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-20859	75-2287752
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

230 CONSTITUTION DRIVE
MENLO PARK, CALIFORNIA 94025
(Address of principal executive offices, including zip code)

(650) 473-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

     On March 13, 2012, the Board of Directors (the “Board”) of Geron Corporation (the “Company”) appointed V. Bryan Lawlis, Ph.D., to the Board, effective immediately. Dr. Lawlis fills a vacant Class III Board position, expiring at the Company’s 2014 Annual Meeting of Stockholders. Dr. Lawlis was also appointed to the Compensation Committee of the Board, effective on March 13, 2012.

     There is no arrangement or understanding between Dr. Lawlis and the Company, pursuant to which he was selected as a director.

     In connection with Dr. Lawlis’ appointment, the Company granted to Dr. Lawlis a nonstatutory stock option to purchase 70,000 shares of the Company’s Common Stock (the “First Option”) as provided by the Company’s 2006 Directors’ Stock Option Plan (the “Directors’ Plan”), as amended on March 13, 2012, at an exercise price equal to $1.73 per share, the closing sale price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on March 13, 2012 (the “Grant Date”). The First Option shall have a maximum term of ten (10) years measured from the Grant Date, and shall be exercisable in a series of three (3) equal consecutive annual installments on the anniversary of the Grant Date, commencing on the Grant Date, provided Dr. Lawlis continues to provide services to the Company. Dr. Lawlis will also receive cash compensation for his services as a non-employee director as described under “Compensation of Directors” in the Company’s definitive proxy statement for its next Annual Meeting of Stockholders.

Compensatory Arrangements of Certain Officers

     On March 13, 2012, the Compensation Committee of the Board approved annual base salaries for 2012 for the following named executive officers of the Company:

	Salary	2012
Name and Position	Increase	Base Salary
Stephen M. Kelsey, M.D., F.R.C.P., F.R.C.Path.	$15,000	$415,000
Executive Vice President, Head of R&D and
Chief Medical Officer
Melissa Kelly Behrs	$10,000	$330,000
Senior Vice President, Strategic Portfolio
Management and Product Development &
Manufacturing

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERON CORPORATION

Date: March 16, 2012	By:	/s/ Stephen Rosenfield
Stephen N. Rosenfield
Executive Vice President, General
Counsel and Corporate Secretary